 EX-99.16.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2025, relating to the financial statements and financial highlights of Nomura Diversified Income Fund (formerly Macquarie Diversified Income Fund), a series of Delaware Group Adviser Funds, which are included in Form N-14 for the year ended October 31, 2025, and to the references to our firm under the headings “More Information About the Fund” in the Information Statement/Prospectus and “Financial Highlights” in the Exhibits to the Information Statement/ Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
August 17, 2026